Exhibit 23.4

[Deloitte LLP letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 28, 2013 (November 12, 2013 and February 26, 2014 as to the effects of previously disclosed restatements) on the financial statements for the year ended December 29, 2012 and the financial statement schedule as of and for the year ended December 29, 2012 of PMC-Sierra, Inc. appearing in the Annual Report on Form 10-K of PMC-Sierra, Inc. for the year ended December 27, 2014 and to the reference to us under the heading "Experts" in the prospectus/offer to exchange, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada
December 16, 2015